Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2010 RESULTS

HOUSTON, May 11, 2010 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2010. Revenue for the first quarter was $32.4 million as compared to $34.7 million during the first quarter of 2009. The 7% reduction in revenue resulted from a $9.9 million or 55% decrease in acquisition revenue partially offset by a $7.8 million or 51% increase in total resale revenue from our library. Cash resales more than doubled in the first quarter of 2010 to $20.8 million compared to the first quarter of 2009 level of $10.0 million as our clients began to increase their exploration and development spending with the industry beginning to recover from the economic downturn. Acquisition revenue was $8.1 million in the first quarter of 2010 and related to resource plays in the Horn River and Montney areas in Canada as well as the Haynesville area in East Texas. The decrease from acquisition revenue of $18.0 million in the first quarter of 2009 was due to our decision to scale back acquisition programs in 2009 and new 2010 programs starting later in the quarter. Solutions revenue of $1.1 million was $0.2 million lower than the same quarter of 2009.

Cash resales for the quarter were $20.8 million compared to $10.0 million for the first quarter of last year, a 108% increase. Strong demand for our data in the unconventional resource plays continued while we also experienced improved demand for our data in conventional areas. Cash resales improved in both the U.S. and Canada with increases of 115% and 88%, respectively.

For the first quarter of 2010, the net loss was $22.2 million as compared to last year’s net loss of $22.5 million. The slightly lower level of revenue was offset by lower selling, general and administrative expenses reflecting the continuing benefits of certain cost cutting measures implemented in early 2009. The 2009 net loss included $0.8 million of one-time expenses related to implementation of these measures.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $16.1 million for the first quarter of 2010 as compared to $5.2 million in the first quarter of 2009. This increase was driven by a $10.6 million improvement in cash revenue and a $0.3 million reduction in cash operating expenses. Cash EBITDA was $15.8 million in the fourth quarter of 2009 based on similar activity levels as the first quarter of 2010.

“We were pleased to see continuing improvement in the level of cash resales that began with the fourth quarter of 2009,” commented Rob Monson, president and chief executive officer. “Activity in North America shale plays continues to drive interest in our seismic data. Data we have acquired in the Eagle Ford shale play over the last few years had significant activity in the first quarter. In addition, data in conventional areas, both in the U.S. and Canada, had marked improvement from last year.

“North America land drilling activity has been recovering since the low hit in mid 2009, primarily driven by domestic shale activity. However, weaker than expected natural gas prices and continued low domestic natural gas demand continue to cause uncertainty as to the full recovery from the economic downturn,” stated Monson. “We will continue to control our operating costs and focus our capital expenditures in areas that we believe will generate the best returns for Seitel now and into the future.”

Depreciation and amortization expense for the first quarter of 2010 was $38.7 million compared to $39.2 million for the same period in 2009. For the first quarter of 2010, 29% of seismic data resales were for fully amortized data compared to 21% in the 2009 first quarter.

Selling, general and administrative (“SG&A”) expenses were $6.5 million for the first quarter of 2010 as compared to $8.3 million last year. Cash SG&A expenses decreased by $1.0 million between the quarters mainly due to the

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cost cutting measures implemented in early 2009. The 2009 first quarter SG&A included $0.8 million in one-time expenses related to our 2009 cost reduction measures. This decrease in cash SG&A was offset by $0.7 million in performance incentive accruals for 2010. Non-cash SG&A decreased $0.7 million between the quarters resulting from a decrease in amortization of stock option costs.

Our cash balances on March 31, 2010 were $26.6 million. Cash generation during the first quarter was essentially breakeven, as cash EBITDA of $16.1 million and cash generated by working capital of $5.9 million was offset by net cash capital expenditures for the quarter of $1.9 million and $19.6 million in interest payments on our senior notes.

Gross capital expenditures for the first quarter of 2010 were $11.9 million, of which $9.6 million related to new data acquisition. We added data in both the Horn River and Montney areas in British Columbia and, in the U.S., we began an approximate 300 square mile addition to our existing Haynesville surveys being shot in East Texas. Our underwriting revenue during the first quarter of 2010 was 84% of the gross investment. Our net cash capital expenditures totaled $1.9 million for the first quarter of 2010.

Our forecast net cash capital expenditures for the year 2010 are $15.0 million. We continue to focus our capital investment on the resource plays mentioned above as well as evaluating opportunities to expand our coverage in the Eagle Ford shale area.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss first quarter results for 2010 on Wednesday, May 12, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-314-4483, passcode Seitel. A replay of the call will be available until May 19, 2010 by dialing 888-286-8010, passcode 25648554, and will be available following the conference call at the Investor Relations section of the company’s Website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 42,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is loss from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) March 31, 2010	December 31, 2009
ASSETS

Cash and equivalents	$26,569	$26,270
Receivables, net	22,442	29,931
Net seismic data library	177,084	200,389
Net property and equipment	6,596	7,003
Investment in marketable securities	4,148	3,173
Prepaid expenses, deferred charges and other	13,523	13,426
Intangible assets, net	37,380	38,440
Goodwill	205,974	203,060
Deferred income taxes	327	327

TOTAL ASSETS	$494,043	$522,019

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued liabilities	$27,071	$37,077
Income taxes payable	41	9
Debt:
Senior Notes	402,130	402,154
Notes payable	195	208
Obligations under capital leases	3,437	3,370
Deferred revenue	25,607	26,722
Deferred income taxes	5,683	6,118

TOTAL LIABILITIES	464,164	475,658

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Additional paid-in capital	274,862	274,331
Retained deficit	(270,226)	(247,984)
Accumulated other comprehensive income	25,243	20,014

TOTAL STOCKHOLDER’S EQUITY	29,879	46,361

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$494,043	$522,019

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009

REVENUE	$32,376	$34,722

EXPENSES:
Depreciation and amortization	38,656	39,174
Cost of sales	37	14
Selling, general and administrative	6,516	8,260

	45,209	47,448

LOSS FROM OPERATIONS	(12,833)	(12,726)

Interest expense, net	(10,149)	(10,116)
Foreign currency exchange gains (losses)	208	(243)
Gain on sale of marketable securities	52	-
Other income	55	31

Loss before income taxes	(22,667)	(23,054)
Benefit for income taxes	(425)	(562)

NET LOSS	$(22,242)	$(22,492)

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Cash resales represent new contracts for data licenses from our library, payable in cash. We believe this measure is helpful in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,
	2010	2009

Acquisition revenue:
Cash underwriting	$8,046	$17,100
Underwriting from non-monetary exchanges	54	926

Total acquisition revenue	8,100	18,026

Resale licensing revenue:
Cash resales	20,811	10,012
Non-monetary exchanges	1,852	7
Revenue deferred	(12,299)	(5,434)
Recognition of revenue previously deferred	12,787	10,760

Total resale licensing revenue	23,151	15,345

Total seismic revenue	31,251	33,371

Solutions and other	1,125	1,351

Total revenue	$32,376	$34,722

The following table summarizes the percentage increases (decreases) between the three months ended March 31, 2010 and March 31, 2009 for cash resales and total revenue:

1Q09 to 1Q10

Cash resales	108%
Total revenue	(7%)
U.S. cash resales	115%
U.S. total revenue	(18%)
Canada cash resales	88%
Canada total revenue	10%

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Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance costs) and cost of goods sold. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended December 31, 2009	Three Months Ended March 31,
		2010	2009

Cash EBITDA	$15,809	$16,059	$5,230
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	4,413	8,100	18,026
Non-monetary exchanges	754	1,852	7
Revenue deferred	(10,010)	(12,299)	(5,434)
Recognition of revenue previously deferred	22,617	12,787	10,760
Less:
Depreciation and amortization	(41,517)	(38,656)	(39,174)
One-time costs associated with cost reduction measures	(2)	(76)	(800)
Non-cash operating expenses	9	(600)	(1,341)

Operating loss	$(7,927)	$(12,833)	$(12,726)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three months ended March 31, 2010 and March 31, 2009 (in thousands):

	Three Months Ended March 31,
	2010	2009

Cost of Sales	$37	$14
Cash SG&A expenses (1)	5,916	6,919

Cash operating expenses	5,953	6,933
Non-cash equity compensation expense	531	1,284
Non-cash rent expense	69	57

Total	$6,553	$8,274

(1)	Includes $0.1 million and $0.8 million of severance and one-time costs incurred to implement cost reduction measures for the quarters ended March 31, 2010 and March 31, 2009, respectively.

The following table summarizes our actual capital expenditures for the three months ended March 31, 2010 and our estimate for the year ending December 31, 2010 (in thousands):

	Three Months Ended March 31, 2010	Total Estimate for 2010

New data acquisition	$9,589	$56,000
Cash purchases and data processing	295	500
Non-monetary exchanges	1,952	10,000
Property and equipment and other	38	500

Total capital expenditures	11,874	67,000
Less:
Non-monetary exchanges	(1,952)	(10,000)
Cash underwriting	(8,046)	(42,000)

Net cash capital expenditures	$1,876	$15,000

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